Exhibit 99.1

FOR IMMEDIATE RELEASE

Thomas Group Announces Second Quarter 2010 Results for Quarter Ended June 30, 2010

Irving, Texas — August 3, 2010 — Thomas Group, Inc. (NasdaqCM: TGIS), a global change management and operations improvement consulting firm, today announced a net loss of $1.4 million, or negative $0.14 per diluted share, for the second quarter of 2010 on revenues of $1.0 million, compared to a net loss of $1.4 million, or negative $0.13 per diluted share, on revenues of $2.6 million for the second quarter of 2009. Loss from operations before income taxes decreased to $1.4 million on $1.0 million in total revenue for the second quarter of 2010 compared to a loss from operations before income taxes of $2.2 for the second quarter of 2009 on $2.6 million in total revenue.

Second Quarter 2010 Financial Performance

Revenue

Revenue for the second quarter of 2010 was $1.0 million, compared to $2.6 million in the second quarter of 2009. Consulting revenue from US government clients, represented by our Government practice, was $0.6 million, or 61% of revenue, in the second quarter of 2010, compared to $0.5 million, or 21% of revenue, in the second quarter of 2009. Consulting revenue from commercial clients, represented by our Commercial and European practices, was $0.3 million, or 27% of revenue, in the second quarter of 2010, compared to $1.7 million, or 64% of revenue, in the second quarter of 2009. Reimbursement of expenses was $0.1 million, or 12% of revenue in the second quarter of 2010, compared to $0.4 million, or 15% of revenue in the second quarter of 2009.

Revenue for the first half of 2010 was $2.6 million, compared to $5.9 million in the first half of 2009. Consulting revenue from US government clients was $0.9 million, or 33% of revenue, in the first half of 2010, compared to $1.4 million, or 24% of revenue, in the first half of 2009. Consulting revenue from commercial clients was $1.5 million, or 58% of revenue, in the first half of 2010, compared to $3.8 million, or 64% of revenue, in the first half of 2009. Reimbursement of expenses was $0.3 million, or 10% of revenue in the first half of 2010, compared to $0.8 million, or 13% of revenue, in the first half of 2009.

Gross Margins

Gross profit margins for the second quarter of 2010 were 17%, compared to 34% for the second quarter of 2009. Gross profit margins for the first half of 2010 were 25%, compared to 39% for the first half of 2009. The drop in the quarterly and year-to-date gross margins is related to the significant slowdown of our government and commercial programs during the first half of 2010, to lower utilization rates of our consultants in the first half of 2010, and to lower pricing on some engagements in this period.

Selling, General & Administrative (SG&A)

SG&A costs for the second quarter of 2010 were $1.6 million, compared to $3.1 million in the second quarter of 2009. The $1.5 million decrease is related primarily to a $0.8 million decrease in payroll costs due to the decline in the number of consultants employed, a $0.2 million decrease in sales commissions and executive bonus, a $0.2 million decrease in travel related expenses, a $0.2 million decrease in legal expenses, a $0.1 million decrease in our use of outside consultants, and a $0.1 million decrease in other costs due to a decline in activity as compared to the same period in 2009, offset by a $0.1 million increase in stock-based compensation during the second quarter of 2010.

SG&A costs for the first half of 2010 were $3.6 million compared to $6.5 million in the first half of 2009. The $2.9 million decrease is primarily related to a $1.5 million decrease in payroll costs due to the decline in the number of consultants employed, a $0.5 million decrease in sales commissions and executive bonus, a

$0.4 million decrease in travel related expenses, a $0.3 million decrease in legal expenses, a $0.2 million decrease in outside consultants used related to the decrease in activity, and a $0.2 million decline in other costs due to a decrease in activity and the number of consultants employed as compared to prior year, offset by a $0.2 million increase in stock-based compensation during the first half of 2010.

Other Income

Other income for the first half of 2010 included the collection of $0.2 million from the final liquidation of a former subsidiary in Europe.

Income Tax (Expense) Benefit

For the first half of 2010 we incurred income tax expense of $1.6 million compared to an income tax benefit of $1.6 million in the first half of last year. In the first quarter of 2010, our cumulative losses began to exceed our cumulative earnings. Additionally, we are not currently profitable, and we determined that as of the end of March 2010 it was no longer probable that we will recover our deferred tax asset. The combined tax effect was to cause an income tax expense of $1.6 million for the first half of 2010. The effect is to increase the net loss as well as the loss per share compared to prior quarters.

Working Capital and Cash Flow

Working capital decreased from $8.1 million at December 31, 2009 to $5.6 million at June 30, 2010, due primarily to our operating loss for the first half of 2010.

Our 2009 tax losses were available for carry back for Federal tax purposes, and we received refunds of taxes paid in prior years of approximately $2.5 million in the second quarter of 2010. After the end of the second quarter 2010 we received an additional Federal income tax refund of $0.2 million.

For the first half of 2010, net cash increased $0.1 million, compared to a net decrease of $0.5 million for the first half of 2009. For the first half of 2010, net cash provided by operating activities was $0.2 million, compared to net cash used of $0.3 million for the first half of 2009. This increase is due primarily to the income tax refund received in the first half of 2010 of $2.5 million offset by a non-cash decrease in deferred tax assets of $1.6 million, a decrease in our accrued liabilities, and increased collection of our accounts receivable offset by the net loss for the first half of 2010. There were no investing activities in the first half of 2010 or 2009. Cash used for financing activities for the first half of 2010 was $0.02 million related to the purchase of stock under our stock repurchase plan, compared to $0.1 million in the first half of 2009, related to the $0.1 million purchase of stock under our stock repurchase plan and the net tax effect of stock issuances.

During the first quarter of 2008, we established a written plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, which provides for the purchase of our common stock in support of our announced share repurchase program. After a waiting period, repurchases commenced on April 7, 2008. During the first quarter of 2010, we repurchased 26,744 shares for a total of $17,737, or an average of $0.66 per share including commissions and fees.

As of January 31, 2010, we completed the authorized repurchase of 805,450 shares under the plan at a total cost of $1,259,640 or $1.56 per share. At this time we have no plans for additional stock repurchases.

Operations and Business Development

In addition to previously announced efforts, we continue to seek additional ways to reduce costs. As of June 30, 2010, we had six consultants on furlough. These furloughed consultants will be offered the opportunity to return to the payroll if and when we develop client engagements that require their individual skill sets. We now employ a “variable cost model” for staffing consulting projects which enables us to minimize our “bench costs”. In addition to these reductions in payroll costs, we have aggressively worked to reduce other costs wherever possible.

Despite our continuing efforts to reduce costs and control expenses, we expect to continue to operate at a loss until we are able to develop client engagements sufficient to generate revenue to allow us to break even.

NASDAQ Listing Status Update

As previously disclosed, on December 11, 2009, we transferred our stock listing to the Nasdaq Capital Market from the Nasdaq Global Market. We made this transfer because we no longer satisfied the requirement of the Nasdaq Global Market to maintain a market value of publicly held shares of at least $5 million. At that time and continuing until the present, we meet the requirements for listing on the Nasdaq Capital Market with the exception of maintaining a minimum closing bid price of $1 per share. Nasdaq granted a grace period until March 15, 2010 to regain compliance with this requirement. On March 16, 2010, we were notified by Nasdaq that we had not regained compliance with this requirement and that our stock would be delisted from Nasdaq.

We filed a request for an appeal hearing which we were granted and the hearing was held on April 29, 2010. On May 10, 2010, we received notification that a Nasdaq Listing Qualifications Panel (the “Panel”) had granted our request for an extension of time, as permitted under Nasdaq’s Listing Rules, to comply with the $1.00 per share minimum bid price requirement for continued listing. In accordance with the Panel’s decision, on or before September 13, 2010, we must evidence a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days. Under Nasdaq’s rules, this date represented the maximum length of time that the Panel could have granted us to regain compliance.

In order to provide an additional opportunity to regain compliance, at our 2010 annual meeting of stockholders we received stockholder approval for a potential reverse stock split that would reduce the number of shares of our common stock outstanding in an attempt to increase the price of our common stock. Our Board of Directors has approved a reverse stock split effective as of the close of business on August 13, 2010, with an exchange ratio of five existing shares to one new share of our common stock. More information related to the reverse stock split is contained in our Form 8-K filed on August 2, 2010, and in the definitive proxy statement that we filed on April 30, 2010, with the Securities and Exchange Commission.

If we are unable to satisfy the minimum closing bid price requirement through a reverse stock split or otherwise, trading in our common stock may be transferred to the over-the-counter market on the OTC Bulletin Board or in the “pink sheets”. This could adversely impact both the liquidity and price of our common stock.

Contact:	Michael McGrath, President and Chief Executive Officer
972.869.3400
mmcgrath@thomasgroup.com
http://www.thomasgroup.com

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About Thomas Group

Thomas Group, Inc. (NasdaqCM: TGIS) is an international, publicly-traded professional services firm specializing in organization change management and operations improvement. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas and Washington, D.C. For more information, please visit www.thomasgroup.com.

Important Notices:

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Any statements in this release that are not strictly historical statements, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients and our revenues, timing and awarding of customer contracts, revenue recognition, competition and cost factors, lack of profitability and potential delisting as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2009. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “would,” “continue,” “forecast,” and other similar expressions. These forward-looking statements speak only as of the date of this release. Except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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THOMAS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Consulting revenue before reimbursements	$873	$2,236	$2,393	$5,157
Reimbursements	121	383	252	751
Total revenue	994	2,619	2,645	5,908
Cost of sales before reimbursable expenses	704	1,350	1,719	2,829
Reimbursable expenses	121	383	252	751
Total cost of sales	825	1,733	1,971	3,580
Gross profit	169	886	674	2,328
Selling, general and administrative expenses	1,615	3,150	3,592	6,511
Operating loss	(1,446)	(2,264)	(2,918)	(4,183)
Interest income, net of expense	(1)	2	(2)	6
Other income	18	21	180	27
Loss from operations before income taxes	(1,429)	(2,241)	(2,740)	(4,150)
Income taxes (expense) benefit	(17)	887	(1,612)	1,571
Net loss	$(1,446)	$(1,354)	$(4,352)	$(2,579)

Loss per share:
Basic:	$(0.14)	$(0.13)	$(0.41)	$(0.24)
Diluted:	$(0.14)	$(0.13)	$(0.41)	$(0.24)

Weighted average shares:
Basic	10,608	10,667	10,535	10,672
Diluted	10,608	10,667	10,535	10,672

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THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Amounts stated in thousands)

Selected Geographical Revenue Data

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue:
North America	$994	$1,851	$2,313	$3,771
South America	—	—	—	17
Europe	—	768	332	2,120
Total revenue	$994	$2,619	$2,645	$5,908

Selected Balance Sheet Data

(Unaudited)

	June 30, 2010	December 31, 2009

Cash and cash equivalents	$5,120	$5,004
Trade accounts receivables	615	849
Income tax receivable	358	2,835
Deferred tax asset (current), net	—	111
Total current assets	6,381	9,458
Deferred tax asset (non-current), net	—	1,471
Total assets	6,898	11,578
Total current liabilities	807	1,366
Total liabilities	883	1,492
Total stockholders’ equity	$6,015	$10,086

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